Exhibit 99.1

AXT, Inc. Announces Third Quarter 2016 Results

October 26, 2016

FOR IMMEDIATE RELEASE

Contacts:

Gary Fischer

Chief Financial Officer

(510) 438-4700

AXT, Inc. Announces Third Quarter 2016 Financial Results

FREMONT, Calif., October 26, 2016 – AXT, Inc. (NasdaqGS: AXTI), a leading manufacturer of compound semiconductor substrates, today reported financial results for the third quarter, ended September 30, 2016.

AXT, Inc.
4281 Technology Drive
Fremont, CA 94538
Tel: 510.683.5900
Fax: 510.353.0668
www.axt.com.

Exhibit 99.1

AXT, Inc. Announces Third Quarter 2016 Results

October 26, 2016

Third Quarter 2016 Results

Revenue for the third quarter of 2016 was $21.9 million, compared with $20.5 million in the second quarter of 2016.

Gross margin was 34.6 percent of revenue for the third quarter of 2016, compared with 29.4 percent of revenue in the second quarter of 2016.

Operating expenses were $4.9 million in the third quarter of 2016, compared with $5.1 million in the second quarter of 2016.

Operating profit for the third quarter of 2016 was $2.7 million compared with operating profit of $0.9 million in the second quarter of 2016.

Net interest and other income for the third quarter of 2016 was a loss of $0.3 million, compared with $0.0 million in the second quarter of 2016.

Net profit in the third quarter of 2016 was $2.2 million, or $0.07 per diluted share, compared with a net profit of $1.2 million or $0.03 per diluted share in the second quarter of 2016.

Management Qualitative Comments

“We are pleased to again show meaningful progress in our business, achieving revenue and profits that exceeded our guidance range. In addition, our gross margin was 34.6% as a result yield improvements, manufacturing efficiencies, and higher production volume. We also generated positive cash flow.  Cash, cash equivalents and investments increased by $2.4 million.  We continue to seek out interesting market opportunities where our substrates can provide value to our customers.”

Conference Call

The company will host a conference call to discuss these results today at 1:30 p.m. PT. The conference call can be accessed at (844) 892-6598 (passcode 96094142). The call will also be simulcast on the Internet at www.axt.com. Replays will be available at (855) 859-2056 (passcode 96094142) until October 31, 2016. Financial and statistical information to be discussed in the call will be available on the company's website immediately prior to commencement of the call. Additional investor information can be accessed at http://www.axt.com or by calling the company's Investor Relations Department at (510) 438-4700.

Exhibit 99.1

AXT, Inc. Announces Third Quarter 2016 Results

October 26, 2016

About AXT, Inc.

AXT designs, develops, manufactures and distributes high-performance compound and single element semiconductor substrates comprising indium phosphide (InP), gallium arsenide (GaAs) and germanium (Ge) through its manufacturing facilities in Beijing, China.  In addition, AXT maintains its sales, administration and customer service functions at its headquarters in Fremont, California.  The company’s substrate products are used primarily in lighting display applications, wireless communications, fiber optic communications and solar cell applications. Its vertical gradient freeze (VGF) technique for manufacturing semiconductor substrates provides significant benefits over other methods and enabled AXT to become a leading manufacturer of such substrates. AXT has manufacturing facilities in China and invests in joint ventures in China producing raw materials. For more information, see AXT’s website at http://www.axt.com.

Safe Harbor Statement

The foregoing paragraphs contain forward-looking statements within the meaning of the Federal securities laws, including, for example, statements regarding the market demand for our products, our market opportunity, and our expectations with respect to our business prospects. These forward-looking statements are based upon assumptions that are subject to uncertainties and factors relating to the company’s operations and business environment, which could cause actual results to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. These uncertainties and factors include but are not limited to: overall conditions in the markets in which the company competes; global financial conditions and uncertainties; policies and regulations in China; market acceptance and demand for the company’s products; the impact of factory closures or other events causing delays by our customers on the timing of sales of our products; our ability to control costs, our ability to utilize our manufacturing capacity; product yields and their impact on gross margins; and other factors as set forth in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.  Each of these factors is difficult to predict and many are beyond the company’s control. The company does not undertake any obligation to update any forward-looking statement, as a result of new information, future events or otherwise.

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FINANCIAL TABLES TO FOLLOW

Exhibit 99.1

AXT, Inc. Announces Third Quarter 2016 Results

October 26, 2016

AXT, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015

Revenue	$21,872	$18,371	$61,080	$59,445
Cost of revenue	14,294	13,766	42,222	45,706
Gross profit	7,578	4,605	18,858	13,739
Operating expenses:
Selling, general, and administrative	3,313	3,659	10,106	12,685
Research and development	1,566	1,657	4,419	4,287
Restructuring charge	—	—	226	—
Total operating expenses	4,879	5,316	14,751	16,972
Income (loss) from operations	2,699	(711)	4,107	(3,233)
Interest income, net	105	102	303	307
Equity in (loss) earnings of unconsolidated joint ventures	(581)	167	(1,437)	777
Other income, net	164	496	682	1,755
Income (loss) before provision for income taxes	2,387	54	3,655	(394)
Provision for income taxes	176	7	713	334
Net income (loss)	2,211	47	2,942	(728)
Less: Net (income) loss attributable to noncontrolling interests	18	(5)	480	(257)
Net income (loss) attributable to AXT, Inc.	$2,229	$42	$3,422	$(985)
Net income (loss) attributable to AXT, Inc. per common share:
Basic	$0.07	$(0.00)	$0.10	$(0.03)
Diluted	$0.07	$(0.00)	$0.10	$(0.03)
Weighted average number of common shares outstanding:
Basic	32,110	31,988	32,043	32,262
Diluted	33,138	31,988	32,615	32,262

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Exhibit 99.1

AXT, Inc. Announces Third Quarter 2016 Results

October 26, 2016

AXT, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in thousands)

	September 30,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$29,661	$24,875
Short-term investments	9,563	11,437
Accounts receivable, net	18,380	18,468
Inventories	38,731	38,012
Related party notes receivable – current	—	—
Prepaid expenses and other current assets	5,265	4,096
Total current assets	101,600	96,888
Long-term investments	8,124	7,691
Property, plant and equipment, net	29,385	31,422
Related party notes receivable – long-term	1,735	1,781
Other assets	12,084	14,114
Total assets	$152,928	$151,896
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,277	$6,460
Accrued liabilities	5,011	6,381
Total current liabilities	12,288	12,841
Long-term portion of royalty payments	719	1,150
Other long-term liabilities	307	344
Total liabilities	13,314	14,335
Stockholders’ equity:
Preferred stock	3,532	3,532
Common stock	32	32
Additional paid-in-capital	195,863	194,646
Accumulated deficit	(67,199)	(70,621)
Accumulated other comprehensive income	2,529	4,382
Total AXT, Inc. stockholders’ equity	134,757	131,971
Noncontrolling interests	4,857	5,590
Total stockholders’ equity	139,614	137,561
Total liabilities and stockholders’ equity	$152,928	$151,896